Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1084	(407) 650-1205

CNL Hotels & Resorts Agrees to Sell Interest in the Hotel del Coronado
for Estimated Net Gain of $141 Million

(ORLANDO, Fla.) October 31, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today it has entered into an agreement to sell all of its interest in the venture that owns the 679-room Hotel del Coronado in San Diego, resulting in expected net proceeds to the company of approximately $165 million and an estimated net gain of approximately $141 million. CNL Hotels & Resorts acquired its interest in the resort in a joint venture with Kohlberg Kravis Roberts & Co. and KSL Resorts in December 2003 from Lowe Enterprises Investment Management, LLC.

Since its inception in 1997, an investment strategy of CNL Hotels & Resorts has been to acquire assets during opportunistic periods in the lodging industry. Between 2001 and 2004, the company purchased approximately $5.5 billion in assets. In 2005, the company or its affiliates have taken advantage of the strong lodging fundamentals to realize some of the return from this strategy by selling or contracting to sell properties with cumulative sales prices of more than $1.0 billion, including its interest in the Hotel del Coronado venture, with approximately $241 million in total estimated net gains year-to-date.

“The Hotel del Coronado has far outperformed our expectations, reaching a targeted level of profitability three years ahead of our projections,” stated Thomas J. Hutchison III, CEO of CNL Hotels & Resorts. “After repositioning the resort with new management, and most recently further pursuing its development potential, we believe the compelling sales price is a strategic opportunity for the company to harvest value from a matured asset that has reached a stabilized performance level.”

CNL Hotels & Resorts plans to use the sales proceeds for acquisitions in the luxury resort and upper-upscale industry segments, as well as for other general corporate purposes. Mr. Hutchison, added, “We are evaluating a number of acquisition opportunities that meet our asset class profile, but intend to be highly selective in pursuing opportunities in order to achieve optimal long-term value potential for the company.”

The transaction is expected to close in the first quarter of 2006 and is subject to certain closing conditions. There can be no assurance that the sale will be completed.

- More -
CNL Hotels & Resorts Agrees to Sell Interest in the Hotel del Coronado/ p. 2

John A. Griswold, president and chief operating officer of CNL Hotels & Resorts, stated, “While the Del is a legendary destination property consistent with our target profile, we remain focused on our core objective to create enduring value for our company and our investors. The opportunity to capitalize on the phenomenal value creation achieved at the Del is something that we believe is in the best interests of CNL Hotels & Resorts and its shareholders.”

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $5.8 billion in total assets with 94 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.

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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected closing of this sale and others, planned use of proceeds, future acquisitions and investments, amount of proceeds and gain, and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could”, "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: the failure of closing conditions to be satisfied, a change in the planned use of proceeds, the inability to acquire properties that meet the Company’s investment objectives, changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; and such other risk factors as may be discussed in our annual reports on Form 10-K and other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.